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                                                                   EXHIBIT 10.28

                        SUMMARY OF DIRECTOR COMPENSATION

Annual Retainer

      Members of the Board of Directors of Symbion, Inc. who are also officers or employees of the Company receive no additional compensation, beyond that which they receive as officers of the Company, for serving on the Company's Board of Directors. Non-employee members of the Board receive a $10,000 annual retainer for serving on the Board and an additional $5,000 annual retainer if they serve on one or more Board Committees. The chairperson of the Audit and Compliance Committee also receives a $4,000 annual retainer in addition to the Board and Committee retainers.

Meeting Fees

      Non-employee members of the Board of Directors receive up to $6,000 per year for attendance at Board meetings ($1,500 for attendance at regularly scheduled meetings of the Board or $1,000 if the member participates in a meeting by telephone). Non-employee directors are reimbursed for expenses incurred in attending meetings of the Board and Board Committees.

Equity Incentives

      The Company maintains a Non-Employee Directors Stock Option Plan under which options to purchase shares of its Common Stock are available for issuance to the non-employee members of the Board of Directors. Each non-employee director of the Company typically receives an annual grant of options to purchase a number of shares determined by the Compensation Committee of the Board of Directors. The options are exercisable at the fair market value of the Common Stock on the date of grant, and each option becomes fully exercisable one year from the date of grant. The options expire on the earlier of ten years after the date of grant or immediately upon a director's termination on account of fraud, dishonesty or other acts detrimental to the Company. In the event of any other termination of a director, any vested options granted to the director may be exercised for a period of 12 months after termination. Upon a change in the control of the Company, as described in the Non-Employee Directors Stock Option Plan, all options become immediately vested and exercisable.

      On May 10, 2005, each non-employee director received a grant of an option to purchase 4,050 shares of Common Stock, exercisable at $23.68 per share, the fair market value of the Common Stock on the date of the grant.